Exhibit 10.25
CONSULTING AGREEMENT
This Consulting Agreement (this "Agreement") is entered into as of January 1, 2022 ("Effective Date") for a term ending on December 31, 2022 ("End Date") by and between POINT Biopharma Inc., a corporation duly incorporated under the laws of Delaware ("POINT" or the "Company"), and between Dr. Neil Fleshner, 1510789 Ontario Inc. with a registered office at 610 University Ave. Suite 3-130 Toronto, Ontario ("Consultant") POINT and Consultant are hereinafter collectively referred to as the "Parties" or singularly as the "Party." In consideration of the mutual covenants contained herein, the Parties agree to the following terms and conditions:
WHEREAS POINT wishes to engage Consultant to perform certain consulting services (hereinafter referred to as the "Consulting Services").
NOW THEREFORE in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Consultant and Party, the parties hereby covenant and agree as follows:
1.    Consulting Services.
1.1    Consultant hereby agrees to perform any and all such Consulting Services as further detailed in Schedule A attached hereto and incorporated herein and such other services as may be requested by POINT from time to time.
1.2    As requested by POINT, Consultant shall provide to POINT oral or written reports and copies of any and all information related to the Consulting Services, in a format that is acceptable to POINT. All reports and all data and information generated by the Consulting Services hereunder are considered "Work Product" under this Agreement. Consultant shall keep and maintain complete and accurate records that fully and properly reflect all work done and results achieved in the performance of the Consulting Services. All such records shall be created and kept in sufficient detail and in good scientific manner, and they shall be maintained by Consultant for such time as required by applicable laws, rules and regulations.
1.3    During the Term (as defined in Section 7), the Consultant will be free to provide services to any other entity provided that the Consultant devotes sufficient time and attention to the Consulting Services required under this Agreement and provided that the performance of the Consulting Services by Consultant does not and will not conflict with or result in breach of any term, condition, obligation or restriction of any other agreement of Consultant with any third party. Furthermore, Consultant agrees that any Work Product will not contain any intellectual property, proprietary information, content, software or other materials of any third party.
1.4    The Consultant will provide the Consulting Services on such dates as are mutually agreeable to POINT and the Consultant. In performing the Consulting Services,

Consultant shall act honestly and in good faith and in a manner which will not harm the goodwill and reputation of POINT. The Consulting Services shall be performed primarily at Consultant's home office but Consultant may also be required to be performed at POINT's premises or at such other locations as POINT may direct. Consultant agrees that POINT shall not be responsible for providing Consultant with a permanent office, equipment, tools or administrative support in order for Consultant to provide the Consulting Services. All of Consultant's and its employees' and associates' activities under this Agreement and all of the Consulting Services performed by them shall be at their risk and POINT shall not provide Consultant with insurance of any kind.
1.5    Unless prevented by ill health or other sufficient cause, Consultant shall, during the Term of this Agreement, devote the time necessary to perform the Consulting Services but not less than the equivalent of 10 days per month of his own time during the Term of this Agreement his time, attention, skill and efforts to providing the Consulting Services to POINT as required herein. Nothing in this Agreement shall restrict POINT from retaining other independent contractors, consultants, agents or employees to perform the same services or similar services as the Consulting Services provided by Consultant. Consultant shall be permitted to perform other services for third parties during the Term, provided that the provision of such services does not interfere with the efficient and timely performance of the Consulting Services pursuant to this Agreement, and further provided that and Consultant shall not, without the written consent of POINT, engage in other consulting activities for any competitor of POINT.
1.6    This Agreement requires the personal services of Consultant with the assistance of any of its employees or associates as Consultant reasonably requires to perform the Consulting Services. Consultant may not subcontract any obligations to third parties under this Agreement without POINT's prior written consent, which may be withheld in POINT's sole discretion. In the event that the personal services of Consultant and its employees or associates are no longer available, POINT may immediately terminate this Agreement without any further notice, liability or obligation to Consultant.
2.    Confidentiality.
2.1    All information provided to Consultant by or on behalf of POINT or its affiliates, or otherwise acquired, including but not limited to all proprietary and/or confidential information or facts of POINT or of any third party with which POINT deals (including customers and suppliers of POINT), information relating to their respective business operations, equipment, products, services or intellectual property, that the Consultant acquires in the course of providing the Consulting Services, whether or not such information: (i) is reduced to writing; (ii) was created or originated by the Consultant; or (iii) is designated or marked as "confidential", "proprietary" or by some other designation or marking (collectively "Confidential Information") is confidential and proprietary to POINT.
2.2    Confidential Information is the sole and exclusive property of POINT. Consultant hereby assigns to POINT any and all rights, title and interest Consultant may have or acquire in the Confidential Information or in any document or materials of POINT. For the purposes of this Agreement, all Work Product and Inventions (as defined in Section 3 below) are considered Confidential Information of POINT.

2.3    The Consultant understands and acknowledges that Consultant's engagement creates a relationship of confidence and trust between POINT and the Consultant with respect to the Confidential Information. Consultant shall maintain the Confidential Information in strict secrecy and confidence and shall not disclose any of the Confidential Information to any third party nor use it for any purpose except to perform the Consulting Services. Consultant shall only make copies of the Confidential Information to the limited extent reasonably required to provide the Consulting Services. Consultant shall not, without the prior written consent of POINT, disclose to any person or entity any of the terms or conditions of this Agreement.
2.4    Consultant represents and warrants to POINT that Consultant's performance of all of its obligations set forth in this Agreement and as a consultant of POINT does not and shall not breach any agreement to keep in confidence any information, knowledge or data which is confidential or proprietary to a third party and which has been acquired by Consultant in confidence or in trust prior to Consultant's engagement by POINT, or violate the terms of any covenant not to compete between Consultant and any other person or entity. Consultant shall not disclose to POINT or induce POINT to use any confidential or proprietary information or material belonging to any previous employers of Consultant or any other person or entity. Consultant has not entered into and Consultant shall not enter into any agreement, either written or oral, in conflict herewith or in conflict with Consultant's engagement with POINT.
2.5    In the event that Consultant is required by order of a court, law, or regulation to disclose any of the Confidential Information, Consultant shall promptly inform POINT of such requirement in writing so that POINT may seek a protective order or other appropriate remedy. Consultant shall fully cooperate with POINT in connection with POINT's efforts to obtain any such order or other remedy. In the event that no such protective order or other remedy is obtained, or POINT waives compliance with the terms of this Agreement, then, Consultant may: (a) furnish only that portion of the Confidential Information which Consultant is advised by counsel is legally required; and (b) exercise best efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed.
2.6    Consultant agrees to make and maintain adequate and current written records, in a form specified by POINT, of all Inventions, trade secrets and works of authorship assigned or to be assigned to POINT pursuant to this Agreement during the Term and until the expiration of five (5) years after the termination of Consultant's engagement with POINT. Consultant agrees to make available, upon written request of POINT or its designee, any records maintained by Consultant regarding any of the Consulting Services performed hereunder by Consultant.
2.7    Within thirty (30) days after termination or expiration of this Agreement, or at any time at POINT's request, Consultant shall: (a) at POINT's cost and expense, return to POINT all Confidential Information (in the medium provided by POINT).
3.    Ownership of Inventions
3.1    Consultant shall promptly disclose in writing all Inventions to POINT. For purposes of this Agreement, "Inventions" shall mean any invention or discovery that relates to, is based upon or arises as a result of use of any Confidential Information of POINT and as a direct result of the Consulting Services and that is conceived or first reduced to practice during performance of the Consulting Services.
3.2    Consultant agrees and acknowledges that POINT shall solely own all right, title and interest in and to any and all Work Product and Inventions which Consultant and any of its employees or associates makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the Term, which arises directly from the provision of the Consulting Services.
3.3    Consultant agrees that POINT shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with the Work Product and Inventions directly arising from the provision of the Consulting Services. Consultant hereby assigns, and agrees to assign, to POINT any and all rights, title and interest Consultant may have or acquire in the future in such Work Product and Inventions and all applications related thereto. If in the course of Consultant's engagement with POINT, Consultant incorporates into a Work Product, a process, a prior Invention or improvement whether or not related to the Consulting Services that is owned by Consultant, POINT is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of, or in connection with, such product or process, unless otherwise agreed to by the Parties in writing. Consultant also hereby waives, for the benefit of POINT and its successors and assigns, any and all moral rights in respect of any Inventions and any work created, derived or arising from its work under this Agreement.
3.4    Consultant agrees to perform, during and after the Term, all acts reasonably deemed necessary or desirable by POINT to permit and assist it, at POINT's expense, in further evidencing and perfecting the assignments made to POINT under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the Consulting Services in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints POINT and its duly authorized officers and agents, as Consultant's agents and attorney-in-fact, coupled with an interest, to act for and on Consultant's behalf and in Consultant's place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filings with a regulatory agency, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions or Work Product and improvements related to the Consulting Services with the same legal force and effect as if executed by Consultant.
Consultant agrees, following the termination of Consultant's engagement with POINT for any reason, to disclose immediately to POINT Inventions related to PNT2001, PNT2002, PNT2003, PNT2004 and PNT2005, whether patentable or not, that (1) Consultant conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within six (6) months after the termination of this Agreement; and (2) are in any way based on any trade secret or confidential or proprietary information that Consultant learned during his engagement with POINT; or result from any work performed by Consultant for POINT under this Agreement; or are in any way related to the subject matter or activities of Consultant's engagement with POINT. Consultant agrees to assign to POINT, without further compensation to Consultant, the entire title and rights to all such Inventions and applications related to the Consulting Services that Consultant may have.
3.5    No license, express or implied, by estoppel or otherwise, is granted by POINT to any intellectual property rights owned by or licensed to POINT or any of its affiliates, licensors, or business collaborators.

4.    Restrictive Covenants.
4.1    During the Term and for six (6) months thereafter, Consultant shall not encourage or solicit any employee of POINT to leave POINT for any reason or to accept employment with Consultant or any other entity.
4.2    During the Term of this Agreement and for six (6) months thereafter, Consultant shall not interfere with or attempt to impair the relationship between POINT and any of its non-employee consultants and advisors, nor shall Consultant attempt, directly or indirectly, to solicit, entice, hire or otherwise by inducing any non-employee consultant or advisor of POINT to terminate association with POINT.
4.3    Consultant agrees that it will not at any time publicly (including without limitation via any social media website) make any statements or comments about POINT or its affiliates, including without limitation, to any client, customer, supplier or other business relation of POINT or its affiliates or to any form of media, which statements or comments are of a negative nature or could reasonably be considered to have an adverse impact on the business or reputation of POINT or its affiliates, or any of their respective directors or officers.
4.4    Consultant acknowledges that during the Term of this Agreement and for six (6) months thereafter, that any business opportunities related in any way to the business and affairs of POINT or its affiliates which become known to Consultant in the course of providing the Consulting Services during the engagement hereunder shall be fully disclosed and made available to POINT and shall not be appropriated by the Consultant under any circumstance without the prior written consent of POINT, which consent may be unreasonably withheld.
5.    Fees.
5.1    As consideration for Consultant's performance of the Consulting Services, POINT shall pay Consultant at the rate set out in Schedule B hereto following receipt of an invoice from Consultant.
5.2    Consultant shall provide an invoice on a monthly basis (charging all necessary taxes thereon as a condition of payment). Consultant represents and warrants that it is duly registered under the Excise Tax Act (Canada) for the purposes of HST and agrees to remain registered throughout the Term.
5.3    For services rendered, POINT shall pay invoices within thirty (30) days after receipt of each undisputed invoice and all supporting documentation. POINT shall make all cheques payable to Consultant at the address specified in the invoice, unless otherwise specified in writing.
5.4    POINT will also pay all applicable taxes charged by the Consultant who shall then remit those taxes to the relevant taxing authority. Consultant acknowledges and agrees that it shall be solely responsible for paying any and all federal, provincial and local taxes with respect to all compensation paid to Consultant pursuant to this Agreement, and that POINT shall have no responsibility whatsoever for withholding or paying any such taxes for or on behalf of Consultant.
5.5    Consultant shall be entirely responsible for paying any and all wages, salaries, workers' compensation premiums and other sums required by law to be paid in connection with the Consulting Services.

5.6    POINT and Consultant acknowledge and agree that the compensation herein represents the fair market value for the Consulting Services, has not been determined in a manner that takes into account the volume or value of any business otherwise generated between the Parties, and shall not obligate Consultant to purchase, use, recommend, or arrange for the use of any product developed, manufactured, or marketed by POINT, any of its business collaborators, or the formulary status of any products of POINT, any of its business collaborators.
6.    Warranties; Representations.
6.1    Consultant represents, warrants, and covenants that:
(1)    the Consulting Services shall be performed: (i) using Consultant's best efforts, expertise and skill; (ii) in a timely manner; (iii) in accordance with the highest professional standards and quality; (iv) in accordance with all applicable laws, rules and regulations; (v) in accordance with the terms and conditions this Agreement; and (vi) in a manner that shall not infringe, misappropriate, or violate the rights of any third party.
(2)    Consultant has all the necessary licenses, permits or registrations to perform the Consulting Services in accordance with the terms and conditions of this Agreement and that during the Term, all such licenses, permits or registrations are and shall remain current and in good standing.
(3)    Consultant has (i) neither been debarred nor is otherwise subject to debarment proceedings, nor convicted of a crime for which a person can be debarred under any applicable laws or regulations, disciplined by, excluded and/or banned by any relevant regulatory agency; or (ii) excluded from any national or governmental payment program; and (iii) further agrees to immediately notify POINT if any of the foregoing occurs. The foregoing may be relied on by POINT in any application to any applicable regulatory agency for marketing approvals.
7.    Term and Termination.
7.1    This Agreement shall begin on the Effective Date and end automatically without further notice to Consultant on December 31, 2022, unless terminated sooner as provided for herein (the "Term").
7.2    In the event that Consultant has (a) died or is unable to perform the Consulting Services for any reason; (b) breached any term of this Agreement and failed to cure such breach within ten business days following notice of such breach by POINT; (c) engaged in theft, fraud, wilful misconduct, dishonesty or deceit; (d) engaged in any act of workplace harassment, sexual harassment, violence or discrimination; (e) engaged in any act of disobedience, gross negligence or incompetence or knowingly taken any action which is materially detrimental to the best interests of POINT or could reasonably be expected to damage POINT's reputation or result in a public scandal; (f) engaged in any wilful neglect of duty, including the material and persistent failure to perform the Consulting Services in a timely or professional manner or to meet a commercially reasonable standard of care in performing the Consulting Services; or (g) Consultant files an assignment in bankruptcy or is adjudicated a bankrupt, POINT may terminate this Agreement prior to the end of the Term, without providing advance notice of termination or any payments in lieu of notice of termination of the Agreement.
7.3    The Consultant may terminate this Agreement prior to the end of the Term and for any reason upon the provision of two (2) months' advanced notice of termination.

7.4    In addition to the termination provision set forth in Section 1.6, POINT may terminate this Agreement at any time during the Term for any reason or no reason by providing the Consultant with two (2) months' prior written notice or pay in lieu of notice prior to the expiry of the Term.
7.5    If POINT terminates this Agreement prior to the expiry of the Term, POINT shall pay Consultant for the actual work performed under the Consulting Services. Upon termination, the Consultant will be entitled to the above payments and to no further payments.
7.6    Notwithstanding the termination of this Agreement, any liability or obligation of either Party which may have accrued prior to such termination shall continue in full force and effect, including but not limited to the rights and obligations of the Parties hereto under Sections 2, 3, 4 and 7 of this Agreement.
7.7    Upon termination of this Agreement for any reason, Consultant shall promptly surrender and deliver to POINT all records, materials, equipment, drawings, documents and data of any nature pertaining to any invention, trade secret or confidential information of POINT or to the services of Consultant and all copies or other records or impressions thereof, and Consultant will not take upon such termination any description containing or pertaining to any Invention, confidential information, knowledge or data of POINT which Consultant, any employee or associate of Consultant, POINT or anyone on its behalf may produce or which Consultant may obtain during the course of providing the Consulting Services. With respect to electronic materials, the obligation to return such property may be satisfied by providing a copy of such materials to POINT and destroying any copies of such electronic materials that Consultant may have on his home computer or on any other devices that are not being returned to POINT. Without limiting the generality of the foregoing, Consultant shall not tamper with, alter or delete any information or data from any computer or other electronic device prior to its return to POINT.
7.8    The Consultant expressly agrees that either during this relationship or upon the termination of this relationship, the Consultant shall not make any claim that the Consultant is or was an employee of POINT and the Consultant acknowledges and agrees that any attempt to claim that the Consultant is or was in fact an employee of POINT is a claim that will have been made in bad faith.
7.9    In the event that a Tribunal or Court of competent jurisdiction determines that the Consultant is in fact not an independent contractor, but rather is an employee of POINT, despite the parties' agreement to the contrary and despite the Consultant's acknowledgement and agreement that any such claim to be an employee would have been made in bad faith, then the Consultant shall be limited to only the prescribed statutory minimum notice of termination (or pay in lieu of notice), severance pay (if applicable) and entitlement to benefits continuance required under the Employment Standards Act, 2000 upon termination. The Consultant acknowledges and agrees that any such payments or entitlements would fully satisfy all of POINT's obligations under this Agreement and all claims or damages arising from the termination of this Agreement and the termination of the Consultant's employment or engagement with POINT and that consultant is not entitled to and hereby specifically waives any common law damages..
8.    Limitation of Liability and Indemnity
8.1    In no event shall either Party be liable to the other for special, incidental or consequential damages arising under or as a result of this Agreement (or termination thereof),

including, but not limited to, the loss of prospective profits or on account of expenses, investments, or commitments in connection with its business or goodwill or otherwise. Further, the Consultant agrees that POINT shall not be liable for any injury or damage to the Consultant.
9.    Notice.
9.1    All notices under this Agreement shall be deemed to have been fully given when done in writing and faxed to the other Party, deposited in the regular mail, registered or certified, or sent overnight express courier, (receipt confirmed) and addressed as follows:

To POINT Pharma Corp.:	JOE MCCANN
POINT Biopharma Inc.
511 S. Orange Ave. #2093
Newark, NJ 07103

Joe.McCann@pointbiopharma.com

To Consultant:	Attention: Dr Neil Fleshner
610 University Ave
Suite 30130
Toronto, ON M5G 1Z5
10.    Assignment and Sub-Contracting.
Consultant agrees not to assign this Agreement or any of its rights and obligations hereunder without the express written consent of the POINT, which consent may be unreasonably withheld. Consultant further agrees not to sub-contract any of the Consulting Services, nor delegate any portion of the Consulting Services, without POINT's prior written consent, which consent may be withheld arbitrarily. POINT may assign this Agreement or the benefit of any portion of this Agreement to any of its affiliates without prior notice to or the consent of Consultant.
11.    Not an Employee.
Consultant acknowledges that it is performing the Consulting Services as an independent contractor and not as an agent, partner, joint-venturer or employee of POINT for any purpose whatsoever, including without limitation, for purposes relating to taxes, payments required by statute or any other withholdings or remittances to any governmental agency or authority. Consultant does not have, nor shall Consultant hold himself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon POINT and Consultant shall not enter into any contract or commitment on behalf of POINT. Consultant shall not be entitled to rights or privileges applicable to employees of POINT including, but not limited to, group insurance, pension plans, holidays, paid vacation which may be available from time to time to POINT's employees, whether or not this independent contractor relationship is determined by a court or any tax or other governmental authorities to constitute an employment relationship. Consultant acknowledges and agrees that POINT shall not be required to make any deductions or contributions

(including employment insurance, Canada Pension Plan, workers' compensation, employer health tax or similar levies) in respect of the engagement of the Consultant hereunder. Consultant shall:
(a)    be responsible to report to the proper authorities and pay all taxes, employment insurance contributions, Canada Pension Plan contributions, employer health tax, workers' compensation premiums, goods and services tax, or any other levies or taxes for which POINT or Consultant may be liable at law in respect of any payments to Consultant from POINT or with respect to the Consulting Services;
(b)    if required by the Workplace Safety & Insurance Act or similar legislation in the province of Consultant's engagement, register for coverage and maintain all contributions and assessments required on an up-to-date basis, paying all of them as required; and
(c)    indemnify and save POINT and its directors, officers and employees harmless from all liabilities, damages, fines, interest or penalties which any of them may incur arising out of or relating to any breach by Consultant of this Agreement or any failure by POINT or the Consultant to make any payments, withholdings, deductions or remittances as may be required by law or pursuant to this Agreement to be made by either of them.
12.    Entire Agreement; Amendment.
12.1    This Agreement and any and all exhibits and schedules, constitutes the entire agreement between the Parties and will not be changed or affected by any previous agreements, whether oral or written, or any agreements of the same date. This Agreement supersedes all other agreements, whether written or oral between the Parties regarding the subject matter hereof. Notwithstanding the foregoing, however, any confidentiality agreement previously entered into between POINT or any of its affiliates or predecessors and Consultant shall remain in effect in accordance with its terms. In the event of any conflict between the terms and conditions of this Agreement and any such confidentiality agreement, the terms and conditions of this Agreement shall govern and control.
12.2    This Agreement may not be amended, modified, superseded, canceled, or extended, except by a written instrument signed by authorized representatives of the Parties.
13.    Remedies.
In the event of the actual or threatened breach by Consultant of Sections 2 or 3 of this Agreement, POINT shall be entitled to seek injunctive relief to enforce the terms and conditions of this Agreement.
14.    Choice of Law and Jurisdiction
This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario, excluding the conflict of law rules. The Parties hereto hereby submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.
15.    Severability; Waiver.
15.1    Any provision of this Agreement which is found by a court of competent jurisdiction to be illegal or invalid shall be deemed severed from this Agreement and shall not affect the continuing legality or validity of the rest of this Agreement.

15.2    A waiver of any term, condition or default of this Agreement shall not be construed as a waiver of any other term, condition or default.
16.    Legal Advice
The Parties acknowledge and agree that they have each had the opportunity to obtain independent legal advice concerning the terms of this Agreement and sign it voluntarily with a full understanding of its contents.
17.    Authorization.
Each Party represents and warrants that the individuals signing this Agreement are authorized to do so and all necessary approvals and authorizations have been made prior to the signing of this Agreement.
18.    Counterparts.
This Agreement may be executed and delivered by any means and in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. Any signature page delivered by facsimile or electronic image transmission, i.e. pdf, shall be binding to the same extent as an original signature page.
The Parties have executed this Agreement to be effective as of the Effective Date.

POINT BIOPHARMA INC		Consultant

Signature:	/s/ Joe McCann	Signature:	/s/ Dr. Neil Fleshner
Print Name:	Joe McCann	Print Name:	Dr. Neil Fleshner

Title:	CEO	Date:	12/20/2021

Date:	12/20/2021

SCHEDULE A
DESCRIPTION OF CONSULTING SERVICES
Chief Medical Officer
The Consultant is engaged for the purpose of providing the following:
1.    Working with the Executive team, Board and counsel to ensure the completion of POINT's due diligence exercises
2.    Being available to participate in presentations to investors and answer verbal and written questions
3.    Addressing patient safety and trial design questions on behalf of the Clinical Development department
4.    Product labeling questions based on emerging data, e.g. safety profile of pipeline candidates
5.    Participating in analyst meetings and reports to public markets
6.    Actively participating in and supporting financing transactions
7.    Participating in scientific discussions, clinical trial designs and development and licensing opportunities
8.    Participating as a Director on POINT's Board of Directors
The Consultant possesses the knowledge in the area of Medical and is willing to act as consultant, and POINT desires to engage the Consultant to provide consulting services related to such knowledge. The Consultant will use his best efforts and ability in the performance of the duties set forth herein. All work performed by the Consultant for POINT shall be at times reasonably convenient to the Consultant.

SCHEDULE B
FEES

Description of Services:	Chief Medical Officer Consultant

Location:	Toronto, Ontario

Fees:	CAD $17,750 per month for services provided plus HST.

Expenses:	Expenses including Travel, if applicable, will be pre-approved and submitted as pass-through expenses